EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR UNITS OF LIMITED LIABILITY COMPANY INTEREST AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND’S TENDER OFFER.

May 30, 2025

Dear Destiny Alternative Fund (TEI) LLC Member:

We are writing to inform you of important dates relating to a tender offer by Destiny Alternative Fund (TEI) LLC (the “Fund”). If you are not interested in having the Fund repurchase some or all of your units of limited liability company interest (including fractions thereof) (“Units”) valued as of June 30, 2025, please disregard this notice and take no action.

The tender offer period will begin on May 30, 2025 and will end at 11:59 p.m., Eastern Time, on June 30, 2025, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Units. Units may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all or some of your Units for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by UMB Fund Services, Inc. (“UMBFS”) no later than June 30, 2025. If you do not wish to have all or some of your Units repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR UNITS REPURCHASED.

If you would like to tender your Units, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal to Destiny Alternative Fund (TEI) LLC, c/o UMB Fund Services, Inc. at 235 W. Galena Street, Milwaukee, Wisconsin 53212, Attention: Tender Offer Administrator; or (ii) fax it to UMBFS at (816) 860-3140, Attention: Tender Offer Administrator (if by fax, please deliver an original, executed copy promptly thereafter), so that it is received before 11:59 p.m., Eastern Time, on June 30, 2025.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at UMBFS at (877) 779-1999.

Sincerely,

Destiny Alternative Fund (TEI) LLC